Exhibit 10.12
OMNITURE, INC.
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (the “Agreement”) is made and entered into by and between Joshua G. James (the “Employee”) and Omniture, Inc. (the “Company”), effective as of June 7, 2006 (the “Effective Date”).
RECITALS
     1.     It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2.      The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3.      The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and severance benefits upon the Employee’s termination of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4.      Certain capitalized terms used in the Agreement are defined in Section 7 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1.      Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
     2.      At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement, or as may otherwise be available in accordance with the Company’s established employee plans.
     3.      Severance Benefits.
              (a)      Involuntary Termination Other than for Cause, Voluntary Termination for Good Reason or Death or Disability During the Change of Control Period. If within the period commencing three months prior to a Change of Control and ending on the later of (A) twelve (12) months following a Change of Control, or (B) one month following the latest of the originally scheduled one-year, two-year or four-year cliff vesting date on any of Employee’s Company stock options held by Employee immediately prior to a Change of Control (the “Change of Control Period”), (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein) or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein), or (iii) the Employee dies or terminates employment due to becoming Disabled (as defined herein) and the Employee, except in the case of death, signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company (the “Release”), then the Employee shall receive the following severance from the Company:
                         (i)      Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to two hundred percent of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus two hundred percent of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater.
                         (ii)      Equity Compensation Acceleration. One hundred percent (100%) of the Employee’s outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards (the “Equity Compensation Awards”) shall immediately vest and became exercisable. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.
                         (iii)      Continued Employee Benefits. Company-paid health, dental, vision, and life insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) twenty-four months from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates.
              (b)      Timing of Severance Payments. The severance payment to which Employee is entitled shall be paid by the Company to Employee in cash and in full, not later than ten (10) calendar days after the effective date of the Release. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.
              (c)      Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason, or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
              (d)      Termination Outside of Change of Control Period. In the event the Employee’s employment is terminated for any reason, either prior to the Change of Control Period or after the Change of Control Period, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
             (e)      Internal Revenue Code Section 409A. Notwithstanding any other provision of this Agreement, if the Employee is a “key employee” under Code Section 409A and a delay in making any payment or providing any benefit under this Plan is required by Code Section 409A, such payments shall not be made until the end of six (6) months following the date of the Employee’s separation from service as required by Code Section 409A.
     4.      Coordination with Existing Agreements.
              (a)      Equity Compensation. With respect to equity compensation awards granted to Employee, those shall accelerate vesting 100% upon a “change of control,” as such term is defined in the employment agreement by and between Employee and the Company, amended and restated as of even date herewith (the “Employment Agreement”) and shall otherwise remain governed pursuant to the applicable terms of the Employment Agreement.
              (b)      Other Benefits. Except as provided in Section 4(a) hereof, in the event of a termination of Employee’s employment within the Change of Control Period, and with respect to the 280G excise tax gross-up provisions of Section 6 hereof, in the event any such tax is triggered, including outside of termination of Employee’s employment within the Change of Control Period, the provisions of this Agreement are intended to enhance, but not be additive, to any pre-existing written agreements between the Company and Employee. For example, if Employee’s Employment Agreement provides for a specified cash payment upon a termination without cause, and severance payments are triggered under both the Employment Agreement and this Agreement, Employee shall be entitled to the larger cash payment provided in either agreement but shall not be entitled to the sum of the two cash payments. The same principle applies to the other individual elements of severance provided herein (other than equity compensation award vesting), and also applies to the provisions relating to a gross-up for Code Section 280G excise taxes, including outside of termination of Executive’s employment within the Change of Control Period. Except as otherwise provided in Section 4(a) hereof and in this section 4(b), the benefits provided to Employee under this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, and including pursuant to the Company’s other severance plans, arrangements or practices.
     5.      Conditional Nature of Severance Payments and Benefits.
              (a)      Noncompete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the twenty-four months following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance payments and benefits set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with Company. Notwithstanding the foregoing, Employee may, without violating this Section 5, own, as a passive investment, shares of capital stock of a corporation or other entity that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Employee represent less than three percent of the total number of shares of such entity’s capital stock outstanding. For purposes of this Agreement, Competition refers to activities that are competitive to Omniture as of the date of termination of Employee’s employment with the Company, including, but not limited to, marketing, selling, hosting, delivering, or distributing web analytics products or other online business optimization software or services, or engaging in online marketing services similar to or competitive with products or services offered by the Company as of the date of termination of Employee’s employment with the Company.
             (b)      Non-Solicitation. Until the date twenty-four months after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance payments and benefits set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee neither directly nor indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Employee or for any other entity or person with which or whom Employee has a business relationship.
              (c)      Understanding of Covenants. Employee represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants. The Company acknowledges and agrees that Employee’s covenants not to compete and not to solicit under Sections 5(a) and 5(b) above are conditioned upon Employee’s receipt of the severance payments and benefits set forth in Section 3(a) above.
             (d)      Remedy for Breach. Upon any breach of this section by Employee, all severance payments and benefits pursuant to this Agreement shall immediately cease and any stock options or stock appreciation rights then held by Employee shall immediately terminate and be without further force and effect, Employee shall be required to reimburse the Company any lump-sum severance payment previously paid under Section 3(a)(i) and the value of any welfare plan reimbursements previously paid under Section 3(a)(iii) hereunder and that shall be the sole remedy available to the Company for such breach.
     6.      Golden Parachute Excise Tax.
              (a)      Parachute Payments of Less than 3.6 x Base Amount. In the event that the benefits provided for in this agreement or otherwise payable to Employee, including vesting acceleration upon a change of control pursuant to Employee’s employment agreement with the Company (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (b) would be subject to the excise tax imposed by Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is less than the product obtained by multiplying three and six-tenths by Employee’s “base amount” within the meaning of Code Section 280G(b)(3), then such benefits shall be reduced to the extent necessary (but only to that extent) so that no portion of such benefits will be subject to excise tax under Section 4999 of the Code.
              (b)      Parachute Payments Equal to or Greater than 3.6 x Base Amount. In the event that the benefits provided for in this agreement or otherwise payable to Employee, including vesting acceleration upon a change of control pursuant to Employee’s employment agreement with the Company (a) constitute “parachute payments” within the meaning of Section 280G of the Code, (b) would be subject to the excise tax imposed by Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is equal to or greater than the product obtained by multiplying three and six-tenths by Employee’s “base amount” within the meaning of Code Section 280G(b)(3), then (A) the benefits shall be delivered in full, and (B) the Employee shall receive (1) a payment from the Company sufficient to pay such excise tax, and (2) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to the Employee by the Company pursuant to this clause (B).
             (c)      280G Determinations. Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid or reduced under this Section 6 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the

Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
     7.      Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
              (a)      Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of, or pleading nolo contendere to a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.
              (b)      Change of Control. “Change of Control” means the occurrence of any of the following:
                          (i)      Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
                         (ii)      Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
                          (iii)      The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
                          (iv)      The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

             (c)      Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
             (d)      Good Reason. “Good Reason” means without the Employee’s express written consent (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities, including a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary or target bonus opportunity of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from such Employee ‘s then present location.
     8.      Successors.
              (a)      The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.
              (b)      The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     9.      Notice.
             (a)      General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
              (b)      Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason or Disability or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
     10.      Miscellaneous Provisions.
              (a)      No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
              (b)      Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
              (c)      Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
              (d)      Entire Agreement. This Agreement, along with other written agreements relating to the subject matter hereof between Employee and a duly authorized Company officer constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

               (e)      Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah. The Utah state courts in Utah County, Utah and/or the United States District Court for the District of Utah in Salt Lake City shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
              (f)      Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
              (g)      Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
              (h)      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	OMNITURE, INC.
	By:	/s/ Shawn J. Lindquist

Title:	Chief Legal Officer and Senior Vice President

EMPLOYEE	By:	/s/ Joshua G. James